UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2005

Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Non-Employee Director Cash Compensation Policy

On December 2, 2005, upon the recommendation of its Compensation Committee, the Board of Directors of Leadis Technology, Inc. (the “Company”) adopted the Company’s Non-Employee Director Cash Compensation Policy (the “Policy”), to be effective January 1, 2006. Under the Policy, directors of the Company who are not officers or employees of the Company or any of its subsidiaries (“Outside Directors”) are entitled to cash remuneration for serving as a director. In adopting the Policy, the Compensation Committee engaged an outside compensation consultant to assist the committee in establishing a policy that will allow the Company to attract and retain highly qualified independent directors and is comparable to peer companies of the Company. Under the Company’s 2004 Non-Employee Directors’ Stock Option Plan previously adopted by the Company and stockholders, Outside Directors are also entitled to non-discretionary stock option grants to purchase 10,000 shares of Common Stock of the Company on the day following each annual meeting of stockholders. Such option grants are prorated for any Outside Director that joins the Board of Directors after the previous year’s annual meeting. Newly elected Outside Directors are entitled to non-discretionary stock option grants to purchase 40,000 shares of Common Stock of the Company upon their election to the Board.

A copy of the Non-Employee Director Compensation Policy is attached hereto as Exhibit 10.1. A copy of the 2004 Non-Employee Directors’ Stock Option Plan is attached as Exhibit 10.3 to the Company’s Form S-1 filed with the Securities and Exchange Commission on March 24, 2004.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Leadis Technology Non-Employee Director Compensation Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.

Date: December 8, 2005	/s/ Victor K. Lee
Victor K. Lee
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
10.1	Leadis Technology Non-Employee Director Compensation Policy.